Exhibit 99.1

Enveric Biosciences Announces Bioproduction Platform Using Novel Cane Toad Enzyme for Psychedelic-Inspired Drug Discovery

Research details the bioproduction of novel indolethylamine-type drug candidates with potential use in psychiatric medicine

CAMBRIDGE, Mass., March 14, 2023 – Enveric Biosciences (NASDAQ: ENVB) (“Enveric” or the “Company”), a biotechnology company dedicated to the development of novel small-molecule therapeutics for the treatment of anxiety, depression, and addiction disorders, announced today new research detailing the first-ever isolation of a novel indolethylamine N-methyltransferase from cane toad (Rhinella marina) and the successful development of a bioproduction platform for the isolation and pharmacological screening of novel indolethylamines. A manuscript detailing the research has been submitted for peer-reviewed publication and is currently accessible via the following open access platform https://www.researchsquare.com/article/rs-2667175/v1.

As described in the paper, titled, “Bioproduction platform using a novel cane toad (Rhinella marina) N-methyltransferase for psychedelic-inspired drug discovery,” researchers at the University of Calgary, led by Peter Facchini, Ph.D., professor and Chief Innovation Officer at Enveric, successfully isolated a novel indolethylamine N-methyltransferase – RmNMT – from cane toads, representing the first alkaloid biosynthetic gene and cognate enzyme isolated from toad. Unlike functionally similar mammalian and fungal enzymes, the researchers determined that the efficiency and promiscuity of RmNMT made it suitable for the bioproduction of new-to-nature indolethylamine derivatives. From this discovery, the researchers have established an innovative platform for the bio-based production, purification, and screening of novel indolethylamine-type drug candidates with potential use in psychiatric medicine. Subsequent purification and screening experiments involving RmNMT revealed important observations on candidate stability, receptor activity, and ability to induce hallucination in mice.

“Developing psychedelic-inspired, novel drug compounds at scale requires bioproduction platforms as an alternative to traditional chemical synthesis. Unfortunately, most bioproduction platforms fail to achieve the throughput, scale and versatility of synthetic chemistry due, in great part, to a lack of efficient and promiscuous catalysts,” stated Dr. Facchini. “This manuscript describes not only the production of novel, psychedelic-inspired compounds using our newly discovered toad NMT, but also illustrates how these compounds can be rapidly purified and subjected to in vitro and in vivo pharmacological screening.”

“Enveric’s mission is to bring ‘science to psychedelics’ to identify and develop novel compounds for the treatment of mental health conditions that are underserved by current therapeutic options,” stated Joseph Tucker, Ph.D. Director and CEO, Enveric Biosciences. “To this end, we expect to soon initiate a first-in-human clinical trial of our lead product – EB-373 – for the treatment of anxiety disorders, while simultaneously advancing our EVM301 program to enable the development of next-generation compounds that are optimized with psychoactive properties but without the hallucinatory effect. The discovery of RmNMT and the advancement of a differentiated bioproduction platform, as described in the manuscript, exemplifies Enveric’s ability to leverage unique approaches to create new molecules with novel and potentially beneficial pharmacology for the treatment of mental health disorders.”

About Enveric Biosciences

Enveric Biosciences (NASDAQ: ENVB) is a biotechnology company dedicated to the development of novel small-molecule therapeutics for the treatment of anxiety, depression, and addiction disorders. Leveraging its unique discovery and development platform, The Psybrary™, Enveric has created a robust Intellectual Property portfolio of New Chemical Entities for specific mental health indications. Enveric’s lead program, the EVM201 Series, comprises next generation synthetic psilocybin analogues that are considered prodrugs of the active metabolite, psilocin. Enveric is developing the first product from the EVM201 Series – EB-373 – for the treatment of anxiety disorders. Enveric is also advancing its third generation of therapeutics, the EVM301 Series, to offer a holistic approach for treating central nervous system disorders. Enveric is headquartered in Naples, FL with offices in Cambridge, MA and Calgary, AB Canada. For more information, please visit www.enveric.com.

Forward-Looking Statements

This press release contains forward-looking statements and forward-looking information within the meaning of applicable securities laws. These statements relate to future events or future performance. All statements other than statements of historical fact may be forward-looking statements or information. Generally, forward-looking statements and information may be identified by the use of forward-looking terminology such as “plans,” expects” or “does not expect,” “proposed,” “is expected,” “budgets,” “scheduled,” “estimates,” “forecasts,” “intends,” “anticipates” or “does not anticipate,” or “believes,” or variations of such words and phrases, or by the use of words or phrases which state that certain actions, events or results may, could, would, or might occur or be achieved. Forward-looking statements consist of not purely historical statements, including any statements regarding beliefs, plans, expectations, or intentions regarding the future. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the ability of Enveric to successfully spin-off its cannabinoid assets; the ability to achieve the value creation contemplated by technical developments; the impact of the novel coronavirus (COVID-19) on Enveric’s planned clinical trials; the geographic, social and economic impact of COVID-19 on Enveric’s ability to conduct its business and raise capital in the future when needed; delays in planned clinical trials; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; Enveric’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to Enveric’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to Enveric, is set forth in Enveric’s filings with the Securities and Exchange Commission (SEC), including Enveric’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Enveric disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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